Press Release #201305	FOR IMMEDIATE RELEASE	July 24, 2013

Enertopia Announces Low Risk, Light Oil Opportunity

VANCOUVER, BC – July 24, 2013 - Enertopia Corporation (ENRT-OTCBB) (TOP-CNSX) (the "Company" or "Enertopia") announces that the Company has entered into a Letter of Intent for development drilling of up to 100 light oil locations in a known historic field located in the USA.

Enertopia is making a strategic transition into light oil production utilizing a disciplined low risk development strategy in historically proved oil fields. The Company does not intend to participate in any wells that are exploratory in nature.

Enertopia has signed the definitive LOI to participate in up to 100, high-netback, light-oil-producing wells in Pennsylvania.

The light oil assets include a number of original oil-in-place pools in NW Pennsylvania discovered and developed in the 1960’s and 1970’s by Quaker State Oil. Over the past 18 months the vendor has drilled and completed 38 infill well locations with a 100% success rate: all 38 of the wells drilled were completed and outfitted for commercial oil production. Each shallow oil well can have up to four separate producing sand intervals.

Robert McAllister, President, stated: "This light oil project once drilled, looks to provide a strong and stable cash flow base and gives our company the ability to grow dramatically through the drill bit.”

Prices of crude oil originating near the US East and South East Coasts are significantly higher than crude oil prices in Western Canada or the Rocky Mountain regions. Enertopia believes there is a strategic advantage in producing oil in locations where the sale price is as high as possible. "This step represents an important evolution of Enertopia," stated Robert McAllister. "We believe this modified business strategy will appeal to the broadest universe of investors possible."

Enertopia management expects the field development will provide the essential elements required to support a growth based business model:

  Capital to maintain production – then grow production through the drilling of additional wells- is expected to be provided through future oil revenues after initial capex is utilized;
  Vendor-reported expected light oil production netbacks of approximately $55 per barrel of oil should place the performance of these operations in the top 10% of all North American fields;
  Significant development inventory with undrilled well locations in NW Pennsylvania in addition to the scope of the current Letter of Intent.

The Pennsylvania light oil project provides the opportunity for a potential step change in value for shareholders through the low risk development of 100 drill locations, without the pipeline and transportation issues affecting many producers situated in less advantaged locations today; while receiving WTI-based pricing. All the wells are targeting known historic oil producing areas.

Enertopia plans to drill its first development wells within 30 days of closing the underlying Area of Mutual Interest Agreement and necessary financing.

Enertopia is positioning to execute a successful growth model with predictable well drilling results combined with a significant development inventory.

In addition, the Company announces that Chris Bunka, CEO, Chair and Secretary, has resigned from the Company for personal reasons. We thank Mr. Bunka for his long service and wish him success in the future. Robert McAllister, current President and Director, will assume the vacated positions in the interim while permanent replacements are finalized. Finally, Company CTO Mark Snyder will remain an advisor to the Company’s clean energy division but the role of CTO has been eliminated.

About Enertopia

Enertopia’s shares are quoted in the USA with symbol ENRT and in Canada with symbol TOP. For additional information, please visit www.enertopia.com or call Robert McAllister, President, Enertopia Corporation at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, access to capital, and other factors which may be identified from time to time in the Company's public announcements and filings. The Company’s successful efforts in the oil and gas sector are dependent on many factors such as but not limited to financing, completion and production and field depletion. Expected field production could be materially different than from expected and past results. The Company's evaluation of alternative energy projects in the heat recovery, solar thermal, solar PV and water purification; and of resource projects provides no assurance that any particular project will have any material effect on the Company.